Exhibit 4.32

Strictly Confidential	Execution Copy

SHARE PURCHASE AGREEMENT

among

AMBOW EDUCATION HOLDING LTD.

and

SUMMITVIEW INVESTMENT LIMITED

Dated April 28, 2013

i

SCHEDULES

SCHEDULE 1	STRUCTURE CHART OF THE COMPANY

SCHEDULE 2	COMPANY WARRANTIES

SCHEDULE 3	INVESTOR WARRANTIES

EXHIBITS

EXHIBIT A	REGISTRATION RIGHTS AGREEMENT

ii

SHARE PURCHASE AGREEMENT (this “Agreement”) made on April 28, 2013

BETWEEN:

(1)                                 AMBOW EDUCATION HOLDING LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”); and

(2)                                 SUMMITVIEW INVESTMENT LIMITED, a business company incorporated with limited liability under the laws of the British Virgin Islands (the “Investor”).

RECITALS:

(A)                               The Company is listed on the New York Stock Exchange, Inc.

(B)                               The Company wishes to sell to the Investor, and the Investor wishes to purchase from the Company, certain Shares, all upon the terms and subject to the conditions set forth herein.

AGREEMENT:

SECTION 1

INTERPRETATION

1.1.                            Definitions. In this Agreement, unless the context otherwise requires, the following words and expressions have the following meanings:

“1933 Act” means the Securities Act of 1933 of the United States of America, as amended, and the rules and regulations promulgated thereunder.

“1934 Act” means the Securities Exchange Act of 1934 of the United States of America, as amended, and the rules and regulations promulgated thereunder.

“Affiliate” of a Person (the “Subject Person”) means any other Person that directly or indirectly Controls, is Controlled by or is under common Control with the Subject Person.

“Board” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the PRC, Hong Kong or New York City are required or authorized by law or executive order to be closed.

“China” or the “PRC” means the People’s Republic of China and for the purpose of this Agreement shall exclude Hong Kong, Taiwan and the Special Administrative Region of Macau.

“Company Charter Documents” means the Memorandum and Articles of Association of the Company.

“Company Financial Statements” means, for any Financial Year, the consolidated balance sheet and the consolidated statements of income and cash flows of the Company for such Financial Year, audited by a Big 4 Accounting Firm in accordance with US GAAP.

“Completion” means the completion and closing of the purchase of the Sale Shares.

“Completion Date” means the date and time at which Completion takes place.

“Control” of a Person means (a) ownership of more than fifty percent (50%) of the shares in issue or other equity interests or registered capital of such Person or (b) the power to direct the management or policies of such Person, whether through ownership or voting proxy of the voting power of such Person, through the power to appoint a majority of the members of the board of directors or similar governing body of such Person, through contractual arrangements or otherwise.

“Disclosure Letter” means the disclosure letter delivered by the Company to the Investor on the date hereof.

“Encumbrance” means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, deed of trust, title retention, security interest or other encumbrance of any kind securing, or conferring any priority of payment in respect of, any obligation of any Person.

“Equity Securities” means, with respect to any Person, such Person’s shares, capital stock, membership interests, partnership interests, registered capital, joint venture or other ownership interests or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such shares, membership interests, partnership interests, registered capital or joint venture or other ownership interests (whether or not such derivative securities are issued by such Person). Unless the context otherwise requires, any reference to “Equity Securities” refers to the Equity Securities of the Company.

“Existing Financial Statements” means the Company Financial Statements for the Financial Year ended December 31, 2011 prepared in accordance with US GAAP.

“Financial Year” means the financial year of the Company, which ends on December 31 of each calendar year.

“Governmental Authority” means any government or political subdivision thereof; any department, agency or instrumentality of any government or political subdivision thereof; any court or arbitral tribunal; and the governing body of any securities exchange or other self-regulatory body, whether domestic or foreign, in each case having competent jurisdiction.

“Group” means the Company and its direct and indirect Subsidiaries, and “Group Member” means any of them.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“NYSE” means the New York Stock Exchange, Inc. or any successor thereto.

“Party” or “Parties” means any signatory or the signatories to this Agreement and any Person that subsequently becomes a party to this Agreement as provided herein.

“Person” means any natural person, firm, company, Governmental Authority, joint venture, partnership, association or other entity (whether or not having separate legal personality).

“Principal Business” means the business of the Group, being educational and career enhancement services.

“Registration Rights Agreement” means the Registration Rights Agreement, in the form of Exhibit A, to be executed at Completion by and between the Company and the Investor.

“SEC” means the United States Securities and Exchange Commission or any successor thereto.

“Shares” means Class A Ordinary Shares of the Company, par value US$0.0001 per share.

“Subsidiary” of any Person (the “Parent”) means any Person directly or indirectly Controlled by the Parent.

“Tax” means any tax, duty, deduction, withholding, impost, levy, fee, assessment or charge of any nature whatsoever (including, without limitation, income, franchise, value added, sales, use, excise, stamp, customs, documentary, transfer, withholding, property, capital, employment, payroll, ad valorem, net worth or gross receipts taxes and any social security, unemployment or other mandatory contributions) imposed, levied, collected, withheld or assessed by any local, municipal, regional, urban, governmental, state, national or other body in the PRC, the United States, Singapore or elsewhere and any interest, addition to tax, penalty, surcharge or fine in connection therewith.

“Tax Authority” means any Governmental Authority which imposes any Tax in any jurisdiction.

“Tax Returns” means any and all reports, returns, declarations, disclosures, or statements supplied or required to be supplied to a Tax Authority in connection with any Tax, including any schedule, attachment or amendment thereto.

“Transaction Documents” means this Agreement, the Registration Rights Agreement and the Indemnification Agreement.

“US GAAP” means the generally accepted accounting principles as applied in the United States.

“US$” means United States Dollars, the lawful currency of the United States of America.

1.2.                            Terms Defined Elsewhere in this Agreement. The following terms are defined in this Agreement as follows:

“Agreement”	Preamble
“Company”	Preamble
“Company Warranties”	Section 6.1
“Confidential Information”	Section 7.1
“Consideration”	Section 2.1
“Indemnification Agreement”	Section 3.1(j)
“Indemnified Party”	Section 10.1
“Indemnifying Party”	Section 10.1
“Investor”	Preamble
“Investor Warranties”	Section 6.2
“Losses”	Section 10.1
“New Issuance”	Section 8.7(a)
“Representatives”	Section 7.1
“Rights Issuance Portion”	Section 8.7(a)
“Rights Offering Notice”	Section 8.7(a)
“Rights Offering Notice Period”	Section 8.7(a)
“Sale Shares”	Section 2.1

1.3.                            Interpretation.

(a)                                 Directly or Indirectly. The phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning.

(b)                                 Gender and Number. Unless the context otherwise requires, all words (whether gender-specific or gender neutral) shall be deemed to include each of the masculine, feminine and neuter genders, and words importing the singular include the plural and vice versa.

(c)                                  Headings. Headings are included for convenience only and shall not affect the construction of any provision of this Agreement.

(d)                                 Include not Limiting. “Include,” “including,” “are inclusive of” and similar expressions are not expressions of limitation and shall be construed as if followed by the words “without limitation.”

(e)                                  Law. References to “law” shall include all applicable laws, regulations, rules and orders of any Governmental Authority, any common or customary law, constitution, code, ordinance, statute or other legislative measure and any regulation, rule, treaty, order, decree or judgment; and “lawful” shall he construed accordingly.

(f)                                   References to Documents. References to this Agreement include the Schedules and Exhibits, which form an integral part hereof. A reference to any Section, Schedule or Exhibit is, unless otherwise specified, to such Section of, or Schedule or Exhibit to this Agreement. The words “hereof,” “hereunder” and “hereto,” and words of like import, unless the context requires otherwise, refer to this Agreement as a whole and not to any particular Section hereof or Schedule or Exhibit hereto. A reference to any document (including this Agreement) is, unless otherwise specified, to that document as amended, restated, consolidated, supplemented, novated or replaced from time to time.

(g)                                  Share Calculations. In calculations of share numbers, references to a “fully-diluted basis” mean that the calculation is to be made assuming that all outstanding options, warrants and other Equity Securities convertible into or exercisable or exchangeable for Shares (whether or not by their terms then currently convertible, exercisable or exchangeable), have been so converted, exercised or exchanged. Any share calculation that makes reference to a specific date shall be appropriately adjusted to take into account any bonus share issue, share subdivision, share consolidation or combination, share split, recapitalization, reclassification or similar event affecting the Shares after such date.

(h)                                 Knowledge. Where any statement is qualified by the expression “to the best of a Person’s knowledge” or any similar expression, that statement shall, unless otherwise stated, be deemed to refer to the knowledge of a prudent Person in the position of such Person who shall be deemed to have knowledge of such matters as he would have discovered, had he made such enquiries and investigations as a prudent Person would have made to confirm the subject matter of the statement.

(i)                                     Writing. References to writing and written include any mode of reproducing words in a legible and non-transitory form including emails and faxes.

(j)                                    Language. This Agreement is drawn up in the English language.

SECTION 2

SALE AND PURCHASE OF THE SALE SHARES

2.1.                            Sale Shares. Upon the terms and subject to the conditions of this Agreement, the Investor agrees to purchase, and the Company agrees to issue and sell to the Investor at Completion, 36,668,009 Shares (the “Sale Shares”), for a total purchase price of US$25,000,000 (United States Dollars Twenty-five Million) (the “Consideration”).

2.2.                            Consideration. The Investor shall pay the Consideration at Completion in accordance with Section 4.2(b).

SECTION 3
CONDITIONS PRECEDENT TO COMPLETION

3.1.                            Conditions Precedent to Obligations of the Investor at Completion. The obligation of the Investor to complete the purchase of the Sale Shares at Completion is subject to the fulfillment, prior to or simultaneously with Completion, of the following conditions, any one or more of which may be waived in writing by the Investor:

(a)                                 the Company Warranties remaining true and correct in all material respects on the Completion Date as provided in Section 6.5;

(b)                                 the Company having performed and complied in all material respects with all of its agreements and obligations contained in the Transaction Documents to which it is a party that are required to be performed or complied with by it on or before Completion;

(c)                                  the Company having duly attended to and carried out all corporate procedures that are required under the laws of its place of incorporation or establishment to effect its execution, delivery and performance of each Transaction Document to which it is a party and the transactions contemplated thereby;

(d)                                 all consents and approvals of, notices to and filings or registrations with any Governmental Authority or any other Person required pursuant to any applicable law of any Governmental Authority, or pursuant to any contract binding on the Company or whereby its respective assets are subject or bound, to consummate the transactions contemplated under this Agreement and the other Transaction Documents (to the extent that such transactions are to be completed on or prior to the Completion Date), having been obtained or made;

(e)                                  there being no Governmental Authority or other Person that has:

(i)                                     instituted any legal, arbitral or administrative proceedings or written inquiry against the Company or any other Group Member to restrain, prohibit, delay or otherwise challenge the transaction contemplated hereby or under any Transaction Document; or

(ii)                                  enacted any statute, regulation or policy which would prohibit, materially restrict, impact or delay implementation of the transactions contemplated under any Transaction Document;

(f)                                   each of the Transaction Documents having been executed by each party thereto (other than the Investor) and delivered to the Investor;

(g)                                  except as may be the result of the announcement of the transactions contemplated hereby, there having been since the date of this Agreement, no material adverse change in, and no change in circumstances that has a material adverse impact on the business, operations, properties or financial condition of the Group, taken as a whole;

(h)                                 the Investor having received legal opinions the Company’s Cayman Islands legal counsel, in form and substance reasonably acceptable to the Investor, dated as of the Completion Date; and

(i)                                     the Investor having received legal opinions the Company’s PRC legal counsel, in form and substance reasonably acceptable to the Investor, dated as of the Completion Date.

3.2.                            Conditions Precedent to Obligations of Company at Completion. With respect to the Investor, the Company’s obligation to complete the sale of the Sale Shares at Completion is subject to the fulfillment, prior to or simultaneously with Completion, of the following conditions, any one or more of which may be waived by the Company:

(a)                                 the Investor Warranties remaining true and correct in all material respects on the Completion Date;

(b)                                 the Investor having performed and complied in all material respects with all of its agreements and obligations contained in this Agreement and the other Transaction Documents to which it is a party that are required to be performed or complied with by it on or before Completion;

(c)                                  the Investor having duly attended to and carried out all corporate procedures that are required under the laws of its place of incorporation or establishment to effect its execution, delivery and performance of each Transaction Document to which it is as a party and the transactions contemplated thereby;

(d)                                 all consents and approvals of, notices to and filings or registrations with any Governmental Authority or any other Person required on the part of the Investor to consummate the transactions contemplated under this Agreement and the other Transaction Documents (to the extent that such transactions are to be completed on or prior to the Completion Date), having been obtained or made;

(e)                                  there being no Governmental Authority or other Person that has:

(i)                                     instituted any legal, arbitral or administrative proceedings or written inquiry against the Company or any other Group Member to restrain, prohibit, delay or otherwise challenge the transaction contemplated hereby or under any Transaction Document; or

(ii)                                  enacted any statute, regulation or policy which would prohibit, materially restrict, impact or delay implementation of the transactions contemplated under any Transaction Document; and

(f)                                   each of the Transaction Documents having been duly executed by each party thereto other than the Company and delivered to the Company.

SECTION 4
COMPLETION ACTIONS

4.1.                            Time and Place of Completion. Completion shall take place at the Hong Kong offices of Shearman & Sterling, 12th Floor Gloucester Tower, The Landmark, 15 Queen’s Road Central, Central, Hong Kong on or before the 30th Business Day after all the conditions precedent set forth in Sections 3.1 and 3.2 (other than those conditions precedent that by their terms cannot be fulfilled until Completion) are satisfied or waived in writing, or at such other time and place or in other manners as the Parties may agree or as may be determined pursuant to Section 4.3.

4.2.                            Actions at Completion. With respect to the Investor, at Completion,

(a)                                 the Company shall:

(i)                                     issue the Sale Shares to the Investor;

(ii)                                  deliver to the Investor duly issued share certificates representing the Sale Shares purchased by the Investor;

(iii)                               duly register the Investor as the holder of the Sale Shares in the Company’s register of members and deliver a copy of such register of members to the Investor, certified as a true, correct and complete copy by a director of the Company; and

(iv)                              deliver to the Investor a receipt for payment of the Consideration; and

(b)                                 the Investor shall pay the Consideration, by wire transfer of immediately available funds to an account in the name of the Company, or if instructed by the Company, any Subsidiary of the Company outside the PRC in accordance with the written instructions provided by the Company to the Investor at least three (3) Business Days prior to the Completion Date, or in any other manner as the Parties may mutually agree.

4.3.                            Actions if Conditions not Fulfilled. If any condition set forth in Section 3 shall not have been fulfilled or waived in writing by the date (the “Target Date”) that is ninety (90) Business Days after the date of this Agreement:

(a)                                 the Investor, in the case of a failure of any of the conditions set forth in Section 3.1 by the Company, may, at its option, without prejudice to its rights hereunder and in accordance with applicable law:

(i)                                defer Completion to a later date;

(ii)                             so far as practicable, proceed to Completion; or

(iii)                          terminate this Agreement, in accordance with Section 11.2; and

(b)                                 the Company, in the case of a failure of any of the conditions set forth in Section 3.2 by the Investor, may, at its option, without prejudice to its rights hereunder and in accordance with applicable law:

(i)                                defer Completion to a later date;

(ii)                             so far as practicable, proceed to Completion; or

(iii)                          terminate this Agreement in accordance with Section 11.2.

SECTION 5
OBLIGATIONS OF THE COMPANY BETWEEN SIGNING AND COMPLETION

5.1.                            Conduct of Business. From the date hereof until the Completion Date, except as disclosed in the Transaction Documents or otherwise as contemplated thereunder, the Company shall, and shall cause each other Group Member to, conduct its business in a manner consistent with its past practice in its ordinary course of business in all material respects.

SECTION 6
REPRESENTATIONS AND WARRANTIES

6.1.                            Company Warranties. The Company represents and warrants to the Investor in the terms of the warranties set forth in Schedule 2 (such warranties, the “Company Warranties”) and acknowledges that the Investor in entering into this Agreement is relying on the Company Warranties.

6.2.                            Investor Warranties. The Investor represents and warrants to the Company in the terms of the warranties set forth in Schedule 3 (such warranties, the “Investor Warranties”) and acknowledges that the Company in entering into this Agreement is relying on the Investor Warranties.

6.3.                            Bring-Down to Completion. The Company Warranties shall be deemed to be repeated as at the Completion Date as if they were made on and as of the Completion Date and all references therein to the date of this Agreement were references to the Completion Date.

6.4.                            Survival. The Company Warranties shall survive the Completion Date until the first anniversary of the Completion Date.

SECTION 7
CONFIDENTIALITY; RESTRICTION ON ANNOUNCEMENTS

7.1.                            General Obligation. Each Party undertakes to the other Party that it shall not reveal, and that it shall use its commercially reasonable efforts to procure that its respective directors, equity interest holders, officers, employees, agents, counsel and advisors who are in receipt of any Confidential Information (collectively, “Representatives”) do not reveal, to any third party any Confidential Information without the prior written consent of the concerned Party or use any Confidential Information in such manner that is detrimental to the concerned Party. The term “Confidential Information” as used in this Section 7 means: (a) any non-public information concerning the organization, structure, business or financial results or condition of any Party; (b) the terms of this Agreement and the terms of any of the other Transaction Documents, and the identities of the Parties and their respective Affiliates; and (c) any other information or material prepared by a Party or its Representatives that contains or otherwise reflects, or is generated from, Confidential Information.

7.2.                            Exceptions. The provisions of Section 7.1 shall not apply to:

(a)                                 disclosure of Confidential Information that is or becomes generally available to the public other than as a result of disclosure by or at the direction of a Party or any of its Representatives in violation of this Agreement;

(b)                                 disclosure by a Party to a Representative or an Affiliate if such Representative or Affiliate (i) is under a similar obligation of confidentiality or (ii) is otherwise under a binding professional obligation of confidentiality; or

(c)                                  disclosure, after giving prior notice to the other Parties to the extent practicable under the circumstances and subject to any practicable arrangements to protect confidentiality, to the extent required under the rules of any stock exchange on which the shares of a Party are listed or by applicable laws or governmental regulations or judicial or regulatory process or in connection with any judicial process regarding any legal action, suit or proceeding arising out of or relating to this Agreement; provided that no prior notice to any Party shall be required to be given under this Section 7.2(c) with respect to any dispute arising out of or relating to this Agreement.

7.3.                            Publicity. Subject to Section 8.5, except as required by law, by any Governmental Authority (including any relevant stock exchange on which the shares of a Party are listed) or otherwise agreed by all the Parties, no publicity release or public announcement concerning the relationship or involvement of the Parties shall be made by any Party; provided that any such publicity release or public announcement shall be reviewed and agreed by the Parties hereto prior to its release.

SECTION 8
COVENANTS

8.1.                            Benefit of Covenants.

(a)                                 The covenants of the Company under this Section 8 shall be for the sole benefit of the Investor, its successors and its permitted assigns.

(b)                                 Section 8.7 (Pre-emptive Rights) shall be in full force and effect so long as the Investor beneficially owns five percent (5%) or more of the Shares of the Company. All other provisions in Section 8 shall be in full force and effect for so long as the Investor beneficially owns any Sale Shares.

8.2.                            Commercially Reasonable Efforts. Each Party shall use its commercially reasonable efforts to timely satisfy each of the covenants and conditions for Completion to be satisfied by it as provided in this Agreement.

8.3.                            Corporate Existence. So long as the Investor beneficially owns any Sale Shares, the Company shall maintain its corporate existence.

8.4.                            Information Rights. Upon the reasonable request of the Investor, the Company shall in a reasonably timely manner provide to the Investor financial or other information (including non-public information) regarding the business and operation of the Group. Upon the Investor’s request, and with reasonable prior notice to the Company, the Company shall permit representatives of the Investor, during normal office hours, to (a) visit any of the sites and premises where any business of any Group Member is conducted; (b) inspect any of the sites, facilities, plants and equipment of any Group Member; and (c) have reasonable access to those officers, employees, agents, accountants, auditors, contractors and subcontractors of any Group Member who have or may have knowledge of matters with respect to which the Investor seeks information; provided, however, that, for the avoidance of doubt, any information provided with respect to any of the foregoing shall be subject to Section 7.

8.5.                            Disclosure of Transactions and Other Material Information. Notwithstanding Section 7, on or before 8:30 a.m., New York City time, on the first (1st) Business Day following the date of this Agreement, the Company shall issue a press release and file a report describing the terms of the transactions contemplated by the Transaction Documents in the form required by the 1934 Act and attaching the material Transaction Documents as exhibits to such filing to the extent required by the 1934 Act; provided that the Investor shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release.

8.6.                            [Intentionally Omitted].

8.7.                            Pre-emptive Rights.

(a)                                 The Company shall not conduct any new issuance of Equity Securities of the Company other than issuance (a) pursuant to a bona fide acquisition of another corporation or entity by the Company, or (b) in connection with a joint venture or other strategic alliances (a “New Issuance”); unless the New Issuance has been approved as required by this Agreement and the Company has offered to the investor the right to purchase a fraction of the New Issuance, the numerator of which shall be the number of Equity Securities then held by the Investor and the denominator of which shall be the number of then outstanding Equity Securities of the Company on an as-converted and fully-diluted basis as of the date of the Rights Offering Notice (as defined below) (a “Rights Issuance Portion”) on the same terms and conditions.

(b)                                 Each time that the Company proposes to conduct a New Issuance in accordance with Section 8.7(a) above, it shall give the Investor a written notice (the “Rights Offering Notice”) of its intention, describing the type, price and terms (including the proposed date upon which such New Issuance is to be completed) of the New Issuance. The Investor shall have twenty (20) days from the date of the Rights Offering Notice (the “Rights Offering Notice Period”) to confirm its intention to purchase a portion of the New Issuance up to its Rights Issuance Portion for the price and upon the terms specified in the Rights Offering Notice by giving written notice to the Company stating the portion of the New Issuance that it agrees to purchase. Failure to respond to the Rights Offering Notice by the Investor within the Rights Offering Notice Period shall be deemed to be the Investor’s irrevocable waiver of its right to participate in such New Issuance without prejudice to its right to participate in any subsequent New Issuance. The Company shall have one hundred twenty (120) days from the last date of the Rights Offering Notice Period to complete the New Issuance at the price and terms not more favorable than those specified in the Rights Offering Notice, failing which, such New Issuance shall again be subject to this Section 8.7.

8 8.                            Protective Provision. As long as the Investor holds at least 10% of the share capital of the Company, without the prior written consent of the Investor, the Company will not, and, where applicable, will not permit any of its subsidiaries to:

(a)                                 increase the size of the Board;

(b)                                 amend the Company Charter Documents in a manner that adversely affects the rights of the holder of the Shares;

(c)                                  provide for the payment of any dividend on, or the redemption or repurchase of, any Equity Security;

(d)                                 effect any merger, consolidation or other business combination, sale of all or a material portion of the assets of the Company or liquidation, dissolution or winding up of the Company or any of its Subsidiaries;

(e)                                  effect any voluntary liquidation, bankruptcy, dissolution, recapitalization, reorganization or assignment to its creditors, or any similar transaction;

(f)                                   incur any indebtedness for borrowed money in excess of US$1,000,000; or

(g)                                  effect any material changes in the Company’s business plan.

8.9.                            Legends. The Investor understands that the certificates or other instruments representing the Sale Shares shall, except as set forth below, bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such securities):

THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTION. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED: (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE 1933 ACT AND OTHER APPLICABLE SECURITIES LAWS, OR (B) AN OPINION OF COUNSEL, IN FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER THE 1933 ACT AND ANY OTHER APPLICABLE SECURITIES LAWS; OR (II) UNLESS THE SECURITIES HAVE BEEN SOLD PURSUANT TO RULE 144 UNDER THE 1933 ACT OR ANOTHER AVAILABLE EXEMPTION UNDER THE 1933 ACT.

8.10.                     Right Not to Take Action. Notwithstanding any other provision of this Agreement, the Investor shall not be obligated to take any action or omit to take any action under this Agreement that it believes, in good faith based on the written advice of its counsel, would cause it to be in violation of any applicable law.

SECTION 9
FEES AND EXPENSES

9.1.                            Fees and Expense. Upon Completion, the Company shall reimburse the Investor’s reasonable expenses incurred in connection with the transactions contemplated by this Agreement, provided that such expenses reimbursed by the Company shall not exceed US$100,000. If Completion does not occur, the Company and the Investor shall each be responsible for its own expenses incurred in connection with the transactions contemplated by this Agreement, except that, if Completion does not occur because the Company fails to complete the conditions precedent under Section 3.1 prior to the Target Date or decides not to proceed to Completion, the Company shall reimburse reasonable expenses incurred by the Investor, provided that such expenses reimbursed by the Company shall not exceed US$100,000.

SECTION 10
INDEMNIFICATION

10.1.                     General Indemnity. The Company (the “Indemnifying Party”) shall indemnify, defend and hold harmless the Investor and its Affiliates, officers, directors, agents and employees (each an “Indemnified Party”) from and against any and all losses, damages, liabilities, claims, proceedings, Taxes, costs and expenses actually suffered or incurred by any such Indemnified Party (collectively, “Losses”) resulting from or arising out of any breach by the Indemnifying Party of any Company Warranty, except to the extent that the Loss resulting from the gross negligence or willful misconduct of any Indemnified Party. Any indemnity referred to in this Section 10 for breach of a Company Warranty shall be such as to place the Indemnified Party in the same position as it would have been in had there not been any breach of the Company Warranties under which the Indemnified Party is to be indemnified. The aggregate liability of the Indemnifying Party under this Section 10.1 in respect of any breach of the Company Warranty shall not exceed an amount equal to the Consideration.

SECTION 11
TERMINATION

11.1.                     Effective Date; Termination. This Agreement shall become effective upon execution by all of the Parties and shall continue in force until terminated in accordance with Section 11.2.

11.2.                     Events of Termination. This Agreement may be terminated prior to Completion as follows:

(a)                                 if any one or more of the conditions set forth in Section 3.1 to the obligation of the Investor to complete has not been fulfilled on or prior to the Target Date, the Investor shall have the right to terminate this Agreement with respect to its purchase of the Sale Shares;

(b)                                 if any one or more of the conditions set forth in Section 3.2 to the obligation of the Company to complete has not been fulfilled on or prior to the Target Date as a result of any failure by the Investor, the Company shall have the right to terminate this Agreement with respect to the Investor’s purchase of the Sale Shares;

(c)                                  if the Company has breached any Company Warranty, or any other material covenant or agreement contained in this Agreement, which breach cannot be cured or, if it is capable of being cured, is not cured within thirty (30) days after the Company being notified in writing of the same, the Investor shall have the right to terminate this Agreement with respect to its purchase of the Sale Shares;

(d)                                 if the Investor has breached any of the Investor Warranties, or any other material covenant or agreement of the Investor contained in this Agreement, which breach cannot be cured or, if capable of being cured, is not cured within thirty (30) days after the Investor being notified in writing of the same, the Company shall have the right to terminate this Agreement with respect to the Investor’s purchase of the Sale Shares;

(e)                                  if Completion does not occur on or before one hundred and twenty (120) Business Days after the date of this Agreement, any Party may, at its sole discretion, give written notice to the other Parties to terminate this Agreement; or

(f)                                   at any time on or prior to the Completion Date, by written consent of the Parties;

provided, that any right to terminate this Agreement pursuant to this Section 11.2 shall not be available to any Party in breach of any of its obligations hereunder.

11.3.                     Survival. If this Agreement is terminated in accordance with Section 11.2, it shall become void and of no further force and effect, except for the provisions of Section 7 (Confidentiality; Restriction on Announcements), Section 9 (Fees and Expenses), Section 10 (Indemnification), this Section 11.3 (Survival) and Section 14 (Governing Law and Jurisdiction); provided that such termination shall, unless otherwise agreed to by the Parties, be without prejudice to the rights or obligations of any Party in respect of a breach of this Agreement prior to such termination.

SECTION 12
NOTICES

12.1.                     Notices. Each notice, demand or other communication given or made under this Agreement shall be in writing in English and delivered or sent to the relevant Party at its address or fax number as set out below (or such other address or fax number as the addressee has by five (5) Business Days’ prior written notice specified to the other Parties). Any notice, demand or other communication given or made by letter between countries shall be delivered by international commercial overnight delivery service or courier. Any notice, demand or other communication so addressed to the relevant Party shall be deemed to have been delivered, (a) if delivered in person or by messenger, when proof of delivery is obtained by the delivering party; (b) if sent by post within the same country, on the third (3rd) Business Day following posting, and if sent by post to another country, on the seventh (7th) Business Day following posting; and (c) if given or made by fax, upon dispatch and the receipt of a transmission report confirming dispatch.

12.2.                     Addresses and Fax Numbers. The initial address and facsimile for each Party for the purposes of this Agreement are:

if to the Investor :	with a copy to:

Summitview Investment Limited	Links Law Office
Suite 1101, Building E	19F, One Lujiazui
Poly Plaza, 18 Dongfang Rd	68 Yin Cheng Road Middle
PuDong District, Shanghai, 200120	PuDong District
Facsimile: (+8621) 6881 6012 ext. 898	Shanghai, 200120
Attention: Wu Ping

if to the Company:	with a copy to:

18th Floor, Building A	Shearman & Sterling
Chengjian Plaza No. 18	12th Floor Gloucester Tower, The Landmark
BeiTaiPingZhuang Road	15 Queen’s Road Central, Central,
Haidian District, Beijing 100088	Hong Kong
People’s Republic of China	Facsimile: (+852) 2978 8099
Facsimile: (+8610) 6206 8100	Attention: Shuang Zhao
Attention: Jin Huang

SECTION 13
MISCELLANEOUS

13.1.                     Amendment. This Agreement may not be amended, modified or supplemented except by a written instrument executed by each of the Parties.

13.2.                     Waiver. No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by the Party waiving such provision. No failure or delay by a Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by a Party of any breach by any other Party of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof.

13.3.                     Entire Agreement. This Agreement (together with the other Transaction Documents and any other documents referred to herein or therein) constitutes the whole agreement among the Parties relating to the subject matter hereof and supersedes any prior agreements or understandings relating to such subject matter.

13.4.                     Severability. Each and every obligation under this Agreement shall be treated as a separate obligation and shall be severally enforceable as such and in the event of any obligation or obligations being or becoming unenforceable in whole or in part. To the extent that any provision or provisions of this Agreement are unenforceable they shall be deemed to be deleted from this Agreement, and any such deletion shall not affect the enforceability of such provisions of this Agreement as remain not so deleted.

13.5.                     Counterparts. This Agreement may be executed in one or more counterparts including counterparts transmitted by telecopier or facsimile, each of which shall be deemed an original, but all of which signed and taken together, shall constitute one document.

13.6.                     Assignment. Neither Party may assign this Agreement or any of its rights or duties hereunder to any Person without prior written consent of the other Party. Notwithstanding the foregoing, the Investor may assign its rights and obligations under this Agreement to, in part or in whole, one or more private equity investment funds managed by the Investor prior to Completion.

13.7.                     Further Assurances. Each Party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other Party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

SECTION 14
GOVERNING LAW AND ARBITRATION

14.1.                     GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK OF THE UNITED STATES APPLICABLE TO CONTRACTS TO BE PERFORMED WHOLLY WITHIN SUCH JURISDICTION, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW OF ANY JURISDICTION.

14.2.                     Arbitration. The Parties hereby agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, whether in contract, tort or otherwise, shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with the said rules. The place of arbitration shall be in Hong Kong. The language of arbitration shall be English.

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IN WITNESS WHEREOF this Agreement has been executed on the day and year first above written.

AMBOW EDUCATION HOLDING LTD.

By:	/s/ Jin Huang
Name:	Jin Huang
Title:	CEO

SUMMITVIEW INVESTMENT LIMITED

By:
Name:
Title:

[Signature Page to Share Purchase Agreement]

SCHEDULE 2

COMPANY WARRANTIES

Definitions

In this Schedule, capitalized terms not otherwise defined have the meanings set forth in this Agreement, and the following terms have the meanings specified:

“Company SEC Filings” means the documents filed from time to time with the SEC.

“Contracts” means all contracts, agreements, licenses, engagements, leases, financial instruments, purchase orders, commitments and other contractual arrangements, that are currently subsisting and not terminated or completed.

“Disclosed” means, in respect of any Company Warranty, disclosed in (i) the Disclosure Letter or (ii) the Company SEC Filings.

“Intellectual Property” means all patent, trademarks, service marks, registered designs, utility models, copyrights, inventions, brand names, database rights and business names and any similar rights situated in any country and the benefit (subject to the burden) of any of the foregoing (in each case whether registered or unregistered and including applications for the grant of any of the foregoing and the right to apply for any of the foregoing in any part of the world).

“Latest Accounts Date” means December 31, 2011.

“Litigation” has the meaning set forth in Clause 9 of this Schedule 2.

“Permits” means all permits, consents, approvals, authorizations, franchises, certifications and licenses from, and all registrations with, any Governmental Authority.

“Real Property” has the meaning set forth in Clause 4 of this Schedule 2.

“SEC Documents” has the meaning set forth in Clause 3 of this Schedule 2.

The Warranties

The Company hereby represents and warrants to the Investor that except as Disclosed, the following representations and warranties are true, complete and correct as of the date hereof and the Completion Date. The Disclosure Letter shall be arranged in clauses corresponding to the numbered and lettered clauses and sub-clauses set forth below.

1.              CORPORATE MATTERS

(a)                                 Organization, Good Standing and Qualification. Each Group Member has been duly incorporated and organized, and is validly existing (i) in good standing and (ii) in compliance with all registration and approval requirements in all material respects. Each Group Member has the corporate power and authority to own and operate its assets and properties and to carry on its business as currently conducted.

(b)                                 Charter Documents. The copies of the Company Charter Documents and the charter documents of each Group Member included in the Company SEC Filings, are effective, have not been superseded and are true, correct and complete. All legal and procedural requirements concerning the adoption of such charter documents have been duly and properly complied with in all respects.

(c)                                  Capitalization. Immediately prior to Completion, the authorized share capital of the Company consists of 1,000,000,000 Shares, of which 58,799,519 are issued and outstanding, and 200,000,000 Class B Ordinary Shares, of which 89,543,261 are issued and outstanding.

(d)                                 Options, Warrants. Except as Disclosed, there are no outstanding options, warrants, rights (including conversion or preemptive rights) or agreements for the subscription or purchase from the Company of any Equity Securities of the Company. No shares of the Company, or shares issuable upon exercise of any outstanding options, warrants or rights, or other shares issuable by the Company, are subject to Encumbrances, preemptive rights, rights of first refusal or other rights to subscribe for or purchase such shares, pursuant to any agreement or commitment of the Company. Except as Disclosed, the sale of the Sale Shares shall not result in a right of any holder of any securities of the Company to exercise any preemptive rights, rights of first refusals or other rights, or to adjust the exercise, conversion, exchange or reset price under any of such securities. Except as Disclosed, the sale of the Sale Shares shall not obligate the Company to issue Shares or equivalents thereof or other securities to any Person (other than the Investor).

(e)                                  Corporate Records. The registers of shareholders, resolutions and all other documents of each Group Member required to be kept or filed with any relevant Governmental Authority under all applicable law (including in accordance with the Companies Law (2012 Revision of the Cayman Islands) have been properly maintained, filed or submitted for filing in accordance with applicable law, and all resolutions required by applicable laws or the charter documents of such Group Member then effective have been passed, have been passed in accordance with such applicable laws and the charter documents of such Group Member (as the case may be).

2.              AUTHORIZATION AND VALIDITY OF TRANSACTIONS

(a)                                 Authorization. The Company has the power and authority to execute, deliver and perform the Transaction Documents which it has signed as a party. All actions on the part of the Company necessary for the authorization, allotment, issuance and delivery of the Sale Shares have been taken or shall be taken prior to the Completion.

(b)                                 Valid Issuance of the Sale Shares; Free of Encumbrances. Immediately following Completion, the Sale Shares will duly authorized, validly issued, fully paid and non-assessable and the Investor will be the sole legal owner of and has good and valid title to the Sale Shares, free and clear of all Encumbrances.

(c)                                  Enforceability. The Transaction Documents to which the Company is a party, when executed, shall be valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except where such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or general principles of equity.

(d)                                 Consents and Approvals. All consents, approvals, orders or authorizations of, or registrations, qualifications, designations, declarations or filings with, any Governmental Authority or any other competent corporate authority required in connection with the execution, delivery and performance by the Company of the Transaction Documents or the consummation of the transactions contemplated hereby or thereby have been obtained or will be prior to Completion.

(e)                                  No Breach. The execution and delivery by the Company of each of the Transaction Documents to which it is a party and the implementation and performance by the foregoing entities of all the transactions contemplated under such Transaction Documents do not and shall not:

(i)                                     breach or constitute a default under any charter document of such entity or of the memorandum of association, articles of association, by-laws or other constitutional document of such entity;

(ii)                                  result in a material breach of, or constitute a default under, or give rise to any right to any Person to declare a default under, any material contract to which such entity or individual is a party or by which such entity or individual or its/his property or assets is bound or result in the acceleration of any obligation of such entity or individual (whether to make payment or otherwise) to any Person; or

(iii)                          result in a violation or breach of or default under any law.

3.              LEGAL COMPLIANCE

(a)                                 No Violation of Law. Since the date of listing of the Shares on the NYSE, no Group Member has been in violation of any applicable law or regulation in any material respect

(b)                                 Permits and Registrations. Each Group Member has all Permits and has completed all material government registrations, licenses and consents necessary for the conduct of its business as currently conducted and to own or use its material assets, Real Property and leased Real Properties as currently used.

(c)                                  Ownership. Except as Disclosed in the Company SEC Filings, the Company validly and legally owns, beneficially and of record, free and clear of any Encumbrance, the equity interests of its Subsidiaries.

(d)                                 SEC Documents. Except as Disclosed, the Company has timely filed or furnished all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934 Act (all of the foregoing filed prior to the date hereof or prior to the Completion, and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”) required to be filed during the period commencing August 5, 2010 and ended on the date of this Agreement. As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

4.              ASSETS

(a)                                 Title to Assets. Except as Disclosed in the Company SEC Filings, the assets included in the Existing Financial Statements or acquired by any Group Member since the Latest Accounts Date and all other material assets currently used or employed by any Group Member are owned by the relevant Group Member free from Encumbrance, and all such material assets are in the possession or under the control of the relevant Group Member.

(b)                                 Status of Assets. Except as Disclosed in the Company SEC Filings, each Group Member owns or has the right to use all assets currently used by it in the conduct of its business as currently conducted. All material assets of each Group Member have been properly maintained and are in good working condition, and are in all respects in a condition that is adequate for their intended uses, subject to continued repair and replacement in accordance with past practice. The Company has sufficient assets and resources to support its normal business operations as currently contemplated as at Completion, except as otherwise caused by economic turmoil and/or force majeure events or other significant change in normal business operations beyond the control of the Company.

(c)                                  Real Property.

(i)                                     Except as Disclosed in the Company SEC Filings, the real property of the Group (the “Real Property”) comprises all the land, buildings and premises (as well as the fixed attached thereto) currently owned, occupied or used by the Group or in respect of which the Group has any estate, interest, right or title.

(ii)                                  Except as Disclosed in the Company SEC Filings, the Group has proper legal title to the land use rights and building ownership rights in respect of the Real Property (including possession of the land use rights certificates and building ownerships certificates) and is, subject to compliance with all applicable laws of the PRC, entitled to transfer, sell, mortgage or otherwise dispose of the Real Property and there are no occupancy rights or Encumbrances in favor of third parties affecting it.

5.              CONTRACTS AND TRANSACTIONS

(a)                                 Validity of Contracts.

(i)                                     No Group Member is in breach in any material respect of or has actual knowledge of the invalidity of or grounds for rescission, avoidance or repudiation of any material contract nor has any Group Member received written notice of any intention to terminate any such material contract.

(ii)                                  No party with whom any Group Member has entered into any material contract is in default thereunder which default, individually or when aggregated with all other such defaults, would have a material adverse effect on the Company. Each material contract to which any Group Member is a party has been duly authorized, executed and delivered by such Group Member and by each other party thereto and constitutes the valid and binding obligation of such Group Member and, to the actual knowledge of the Company, of each other party thereto, enforceable against such Group Member and, to the actual knowledge of each of the Company, against each other party thereto in accordance with its terms, except where such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general principles of equity.

(b)                                 Compliance with Laws. There are no Contracts or obligations, agreements, arrangements or concerted practices to which any Group Member is a party or by which any of the Group Members is bound, and there are no practices in which any of the Group Member is engaged, that are void, illegal, unenforceable or that contravene any applicable laws in any material respect.

(c)                                  No Breach. With respect to each material contract to which any Group Member is party or by which it is bound:

(i)                                     such entity has duly performed and complied in all material respects with each of its obligations thereunder;

(ii)                                  there has been no delay, negligence or other default on the part of such entity and no event has occurred which, with the giving of notice or passage of time, may constitute a default thereunder;

(iii)                               such entity is under no obligation which cannot be fulfilled, performed or discharged by it on time and without undue or unusual expenditure or effort;

(iv)                              such entity has the technical and other capabilities and the human and material resources to enable it to fulfill, perform and discharge all its outstanding obligations in the ordinary course of business; and

(v)                                 there are no grounds for rescission, avoidance, repudiation or termination and such entity has not received any notice of termination.

6.              FINANCIAL MATTERS

(a)                                 Financial Statements. Each of the Existing Financial Statements has been prepared in accordance with US GAAP, applied on a consistent basis, and shows a true and fair view of the state of affairs, assets and liabilities, financial position and profit or loss of each Group Member in all material respects as at the respective dates thereof and for the periods covered thereby and are not affected by any unusual or nonrecurring items not covered therein.

(b)                                 Books and Financial Records. All the accounts, books, registers, ledgers and financial and other material records of whatsoever kind of each Group Member have been fully properly and accurately kept and completed in all material respects.

7.              TAX, RECORDS AND RETURNS

(a)                                 Compliance with Laws. No Group Member is or has at any time been in violation of any applicable law or regulation regarding Tax which may result in any liability or criminal or administrative sanction or otherwise have a material adverse effect on any Group Member, other than such violation that has been rectified or resolved and does not have any pending, or possible future, liability or criminal or administrative sanction or otherwise.

(b)                                 Tax Returns and Payments. Each Group Member has duly and timely filed all Tax Returns as required by law, and such Tax Returns are true and correct as of the time of filing. Each Group Member has paid all Taxes when due and none of them is or shall become liable to pay any fine, penalty, surcharge or interest in relation to Tax.

(c)                                  Deductions and Withholdings. Each Group Member has made all deductions and withholdings in respect, or on account, of any Tax from any payments made by it which it is obliged or entitled to make and has duly and timely accounted in full to the appropriate Governmental Authority for all amounts so deducted or withheld.

8.              OPERATIONS

(a)                                 Changes since Latest Accounts Date. Since the Latest Accounts Date, the business of the Group has been carried on in the ordinary course and so as to maintain the same as a going concern.

(b)                                 Current Operations. To the best knowledge of the Company, there is no existing fact or circumstance that may have a material adverse effect on the ability of any Group Member to conduct its business as currently conducted.

9.              CLAIMS AND PROCEEDINGS

(a)                                 No Litigation. No Group Member is engaged in or has been notified in writing that it is the subject of any litigation, arbitration or administrative or criminal proceedings (collectively, “Litigation”), whether as plaintiff, defendant or otherwise, which may give rise to a claim equal to or more than US$1,000,000 against such Group Member. There is no judgment, decree, or order of any court in effect against any Group Member, and no Group Member is in default with respect to any order of any Governmental Authority to which it is a party or by which it is bound.

(b)                                 No Pending Proceedings. No Litigation is pending or, to the best knowledge of the Company, threatened, against any Group Member.

(c)                                  No insolvency. No order has been made and no resolution has been passed for the winding up or liquidation or dissolution of any Group Member.

10.       No Restrictions on Transfer of Shares

(a)                                 Upon Completion, the transfer of the Sale Shares purchased by the Investor under this Agreement shall not be subject to any transfer restrictions, including any restrictions on the trading of the Shares on the public market, and no market standoff period shall apply to transfer of the Sale Shares.

SCHEDULE 3

INVESTOR WARRANTIES

1.              The Investor is a business company incorporated with limited liability duly organized and existing under the laws of the British Virgin Islands.

2.              The Investor has the full power and authority to enter into, execute and deliver this Agreement and to perform the transactions contemplated hereby. The execution and delivery by the Investor of this Agreement and the performance by the Investor of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action of the Investor. Assuming the due authorization, execution and delivery hereof by the other parties hereto, this Agreement constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally.

3.              The execution, delivery and performance of this Agreement by the Investor will not:

(a)                                 breach or constitute a default under any provision of the Memorandum and Articles of Association or equivalent charter documents of the Investor;

(b)                                 conflict with or result in any material breach or violation of any of the terms and conditions of, or constitute (or with notice or lapse of time or both constitute) a material default under, any agreement to which the Investor is a party or by which the Investor is bound;

(c)                                  violate any court order, judgment, injunction, award, decree or writ against, or binding upon, the Investor or upon its securities, properties or business; or

(d)                                 result in violation or breach of or default under any law.

4.              The funds used by the Investor to purchase the Sale Shares have been legally obtained by the Investor.

5.              The Investor is an “Accredited Investor” within the meaning of Rule 501 of Regulation D under the 1933 Act, as presently in effect. The Investor is purchasing the Sale Shares with investment intent and not with a view to distribution thereof or with respect to the Sale Shares in violation of any federal, state or foreign securities law.

EXHIBIT A

REGISTRATION RIGHTS AGREEMENT